EXHIBIT 99.1
FOR IMMEDIATE RELEASE
R.G. BARRY/DEARFOAMS REPORTS INCREASED 3rd QUARTER SALES
PICKERINGTON, Ohio - Monday, May 4, 2009 — R.G. Barry Corporation, the Dearfoams company (Nasdaq:DFZ), today reported a 4.4% increase in net sales and per share earnings of $0.01 for its third quarter ended March 28, 2009.
For the quarter, the Company reported:
•	Net earnings of $123,000, or $0.01 per basic and diluted share, compared to net earnings of $1.2 million, or $0.11 per basic share and diluted share, in the third quarter of fiscal 2008;

•	Net sales of $21.1 million, compared to $20.2 million reported for the corresponding period of fiscal 2008; and

•	Gross profit as a percent of net sales of 33.5 percent versus 39.5 percent in the comparable quarter one year ago.
For the nine months:
•	Net earnings were $7.3 million, or $0.69 per basic share and $0.68 per diluted share, versus net earnings of $9.1 million, or $0.87 per basic share and $0.85 per diluted share, in the comparable period one year ago;

•	Net sales rose to $95.6 million versus $91.0 million one year ago; and

•	Gross profit as a percent of net sales was 38.2 percent versus 41.6 percent in the comparable period of fiscal 2008.
The Company’s balance sheet continues to present a strong picture of financial health:
•	Cash and short-term investments totaled $35.1 million, up from $28.0 million one year ago;

•	Although collections from customers remain on target, accounts receivable increased $4.5 million from the same period a year ago, reflecting higher shipments and the timing of processing customer deductions;

•	Inventory declined by approximately 18 percent to $11.5 million versus $14.1 million at the end of the third quarter of fiscal 2008; and

•	Total shareholders’ equity was $54.0 million, up from $46.0 million in the comparable period one year ago.
Management Comments
“We are pleased with the gains reported today, and we remain confident about the overall direction of our business,” said Greg Tunney, President and Chief Executive Officer. “This is our seventh consecutive quarter of positive earnings and healthy sales despite the most difficult economic conditions in recent memory and retail’s continuing loss of doors to bankruptcies, closings and consolidations.
“Our vision is well-defined. We are operating from a position of strength. The advantages of category leadership, distribution across multiple retail channels, a growing brand portfolio, a pristine balance sheet and a strong cash safety net offer us tremendous flexibility and opportunity during a time when others are struggling. As a result, we continue taking market share from competitors and gaining toeholds with new customers. We are investing in our proprietary brands, aggressively seeking category-appropriate acquisitions that will broaden our reach in the accessories arena and continuing to refine and focus the private label and licensed portions of our business.

“The contraction in gross profit percentage evident in today’s report was not unexpected. The erosion is the residual impact of inflationary pressures experienced last year when we locked in pricing with our suppliers, increased promotional support for retailers during the difficult 2008 holiday season and a shift in third quarter product mix to lower margin channels. We expect the gross profit percentage to improve in fiscal 2010.
“Looking ahead, we are quite confident that our existing businesses and long-range growth strategies will allow us to continue to be consistently among the top performers in our category,” Mr. Tunney concluded.
Conference Call/Webcast Today
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at 1:00 p.m. EDT today. Management will discuss the Company’s performance and its plans for the future and will accept questions from participants. The conference call will be available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen live via the Internet, log on at <http://www.videonewswire.com/event.asp?id=58040>. Replays of the call will be available approximately one-hour after its completion. The audio replay can be accessed through Monday, May 11, by calling (800) 642-1687 or (706) 645-9291 and using passcode 95956631. A written transcript and audio file of the call will be posted for 12 months at the Company’s corporate Website <www.rgbarry.com> under the “Press Room” section.
About R.G. Barry Corporation
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of accessory footwear. Visit us online at <www.rgbarry.com> to learn more about our business.
Forward-Looking Statements
Some of the disclosures in this news release contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “could,” “should,” “anticipate,” “believe,” “estimate,” or words with similar meanings. Any statements that refer to projections of our future performance, anticipated trends in our business and other characterizations of future events or circumstances are forward-looking statements. These statements, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, are based upon our current plans and strategies and reflect our current assessment of the risks and uncertainties related to our business. These risks could include, but are not limited to, things such as: our continuing ability to source products from third parties located outside North America; competitive cost pressures; the loss of retailer customers to competitors, consolidations, bankruptcies or liquidations; shifts in consumer preferences; the impact of the highly seasonal nature of our business upon our operations; inaccurate forecasting of consumer demand; difficulties liquidating excess inventory; disruption of our supply chain or distribution networks; and our investment of excess cash in certificates of deposit and other non-auction rate marketable securities. You should read this news release carefully, because the forward-looking statements contained in it (1) discuss our future expectations; (2) contain projections of our future results of operations or of our future financial condition; or (3) state other “forward-looking” information. The risk factors described in this news release and in our filings with the Securities and Exchange Commission, in particular “Item 1A. Risk Factors” of Part I of our Annual Report on Form 10-K for the fiscal year ended June 28, 2008 (the “2008 Form 10-K”), give examples of the types of uncertainties that may cause actual performance to differ materially from the expectations we describe in our forward-looking statements. If the events described in “Item 1A. Risk Factors” of Part I of our 2008 Form 10-K occur, they could have a material adverse effect on our business, operating results and financial condition. You should also know that it is impossible to predict or identify all risks and uncertainties related to our business. Consequently, no one should consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. Any further disclosures in our filings with the Securities and Exchange Commission should also be considered.
Contact:

Roy Youst, Director Investor & Corp. Communications	614.729.7275
José G. Ibarra, Senior Vice President Finance/CFO	614.864.6400

R.G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except for per share data)

	Thirteen Weeks Ended			Thirty-Nine Weeks Ended
	(unaudited)	(unaudited)	% Increase/	(unaudited)	(unaudited)	% Increase/
	March 28, 2009	March 29, 2008	Decrease	March 28, 2009	March 29, 2008	Decrease
Net sales	$21,130	$20,236	4.4%	$95,612	$90,921	5.2%
Cost of sales	14,044	12,248	14.7%	59,082	53,132	11.2%

Gross profit	7,086	7,988	-11.3%	36,530	37,789	-3.3%

Gross profit (as percent of net sales)	33.5%	39.5%		38.2%	41.6%

Selling, general and administrative expenses	7,127	7,067	0.8%	25,383	24,672	2.9%

Operating profit (loss)	(41)	921	NM	11,147	13,117	-15.0%

Other income	—	—		15	50
Interest income, net	226	242	-6.6%	443	420	5.5%

Earnings, before income tax	185	1,163	-84.1%	11,605	13,587	-14.6%

Income tax expense (benefit)	62	(45)	NM	4.327	4,531	-4.5%

Net earnings	$123	$1,208	-89.8%	$7,278	$9,056	-19.6%

Net earnings per common share
Basic	$0.01	$0.12	-91.7%	$0.69	$0.87	-20.7%

Diluted	$0.01	$0.11	-90.9%	$0.68	$0.85	-20.0%

Average number of common shares outstanding
Basic	10.622	10,484		10,609	10,435

Diluted	10.738	10,663		10,727	10,669

CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

	(unaudited)	(unaudited)	(audited)
	March 28, 2009	March 29, 2008	June 28, 2008
ASSETS
Cash & short-term investments	$35,098	$28,003	$26,080
Accounts receivable, net	12,026	7,515	12,653
Inventory	11,494	14,060	10,842
Prepaid expenses and other current assets	1,368	2,759	5,901

Total current assets	59,986	52,337	55,476

Net property, plant and equipment	3,903	3,033	3,149

Other assets	9,059	11,637	9,318

Total assets	$72,948	$67,007	$67,943

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,290	2,283	2.284
Accounts payable	3,056	5,421	4,164
Other current liabilities	2,245	2,340	3,303

Total current liabilities	7,591	10,044	9,751

Long-term debt	119	209	187
Accrued retirement costs and other	11,314	10,852	11,976
Total shareholders’ equity	53,924	45,902	46,029

Total liabilities & shareholders’ equity	$72,948	$67,007	$67,943